UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2017
Palatin Technologies, Inc.
(Exact name of registrant as specified in its charter)
Delaware	001-15543	95-4078884
(State or other jurisdiction	(Commission	(IRS employer
of incorporation)	File Number)	identification number)

4B Cedar Brook Drive, Cranbury, NJ		08512
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (609) 495-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                        Entry into a Material Definitive Agreement

On January 8, 2017, Palatin Technologies, Inc. (“Palatin” or the “Company”) entered into a license agreement (the “License Agreement”) with AMAG Pharmaceuticals, Inc. (“AMAG”). Under the terms of the License Agreement, subject to the conditions set forth therein, the Company will grant to AMAG (i) an exclusive license in all countries of North America (the “Territory”), with the right to grant sub-licenses, to research, develop and commercialize products containing bremelanotide (each a “Product,” and collectively, “Products”), an investigational product designed to be an on-demand treatment for hypoactive sexual desire disorder (“HSDD”) in pre-menopausal women, (ii) a non-exclusive license in the Territory, with the right to grant sub-licenses, to manufacture Products, and (iii) a non-exclusive license in all countries outside the Territory, with the right to grant sub-licenses, to research, develop and manufacture (but not commercialize) the Products.

Pursuant to the terms of the License Agreement, and subject to the conditions set forth therein, AMAG is required to make the following payments to the Company: (i) $60 million as a one-time initial research payment within five days following the date of the closing of the transactions contemplated by the License Agreement (the “Effective Date”), and (ii) up to an aggregate amount of $25 million to reimburse the Company for all reasonable, documented, out-of-pocket expenses incurred by the Company following the Effective Date, in connection with the development and regulatory activities necessary to file a new drug application (“NDA”) for a Product for HSDD in the United States.

In addition, pursuant to the terms of the License Agreement, Palatin will be eligible to receive from AMAG: (i) up to $80 million in specified regulatory and development payments upon achievement of certain development and regulatory milestones, and (ii) up to $300 million in sales milestone payments based on achievement of annual net sales amounts for all Products in the Territory.

AMAG is also obligated to pay Palatin tiered royalties on annual net sales of Products on a product-by-product basis, in the Territory ranging from the high-single digits to the low double-digits. The royalties will expire on a product-by-product and country-by-country basis until the latest to occur of (i) the earliest date on which there are no valid claims of Palatin patent rights covering such Product in such country, (ii) the expiration of the regulatory exclusivity period for such Product in such country and (iii) ten years following the first commercial sale of such Product in such country. Such royalties are subject to reductions in the event that: (a) AMAG must license additional third party intellectual property in order to develop, manufacture or commercialize a Product, or (b) generic competition occurs with respect to a Product in a given country, subject to an aggregate cap on such deductions of royalties otherwise payable to Palatin. After the expiration of the applicable royalties for any Product in a given country, the license for such product in such country shall become a fully paid-up, royalty-free, perpetual and irrevocable license.

The closing of the transactions contemplated by the License Agreement is subject to customary conditions, including, if required, Palatin’s delivery of the required financial statements to be filed by AMAG with the U.S. Securities and Exchange Commission (“SEC”) pursuant to Rule 3-05 of Regulation S-X.

The Company and AMAG have made customary representations and warranties and have agreed to certain customary covenants, including confidentiality and indemnification.

The License Agreement expires on the date of expiration of all royalty obligations due thereunder unless earlier terminated in accordance with the agreement. If any of the closing conditions have not been met within 120 days of the date of signing of the License Agreement AMAG has the right to terminate the License Agreement upon ten days’ written notice to Palatin. In addition, AMAG has the right to terminate the License Agreement without cause, in its entirety or on a product-by-product and country-by-country basis, upon at least 180 days’ prior written notice to Palatin. Either party may terminate the License Agreement for cause if the other party materially breaches or defaults in the performance of its obligations, and, if curable, such material breach remains uncured for 90 days.

The foregoing is only a summary of the material terms of the License Agreement and does not purport to be a complete description of the rights and obligations of the parties under such agreement. The foregoing summary is qualified in its entirety by reference to the available text of the License Agreement, a redacted copy of which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2017.
On January 9, 2017, the Company issued a press release relating to the matters set forth above. A copy of the press release is filed with this Form 8-K and is attached hereto as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

99.1 Press release, dated January 9, 2017.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
PALATIN TECHNOLOGIES, INC.

Date: January 9, 2017	By:	/s/ Stephen T. Wills
Stephen T. Wills, CPA, MST
Executive Vice President, Chief Financial
Officer and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release, dated January 9, 2017.

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